STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into between Adelaide Horton (the "Purchaser"), and Chiat/Day Holdings, Inc., a Delaware corporation (the "Seller"), as of the 11th day of May, 1995.

     The Seller and the Purchaser hereby agree as follows:

     1. Sale and Purchase of the Shares; Purchase Price; the Closing. (a) The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, on the Closing Date (as hereinafter defined), 100 shares of Common Stock (the "Shares"), par value $.01 share, of Chiat/Day inc. Advertising, a Delaware Corporation ("Advertising"), representing all of the shares of Common Stock of Advertising owned by the Seller.

     (b) The aggregate purchase price (the "Purchase Price") for the Shares shall be $250,000.

     (c) The sale and purchase of the Shares shall take place at a closing at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 (or at such other place as the parties may determine) at 10:00 a.m., New York City time, on or as soon as practicable after the Distribution Date under (and as defined in) that certain Asset Purchase Agreement (the "Asset Purchase Agreement") of even date herewith by and among Omnicom Group Inc. ("Omnicom"), TBWA International Inc. ("TBWA"), the Seller and Advertising, provided that if the Closing under (and as defined in) the Asset Purchase Agreement occurs on or prior to October 31, 1995, the closing hereunder shall occur on or prior to October 31, 1995 (the "Closing Date"). On the Closing Date,
(i) the Purchaser shall deliver a bank or certified check to the Seller in the amount of the Purchase Price against delivery by the Seller of certificates representing the Shares and (ii) the Seller shall deliver to the Purchaser, against delivery by the Purchaser of the Purchase Price, certificates representing the Shares, properly endorsed by the Seller and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of the Shares into such names as Purchaser shall request on the transfer books of Advertising, together with evidence of payment of all applicable transfer and documentary stamp taxes and other fees.

     2. Conditions Precedent. (a) The obligation of Purchaser to purchase the Shares pursuant to this Agreement are subject to the fulfillment (or waiver by the Purchaser) of each of the following conditions: (i) the Closing under the Asset Purchase Agreement shall have occurred; (ii) Advertising shall have full and exclusive rights (either directly or indirectly through the ownership of all outstanding capital stock of

Chiat/Day Direct Marketing, Inc.) in, to and under that certain lawsuit entitled Chiat/Day Direct Marketing, Inc. f/k/a Perkins/Butler Direct Marketing, Inc. v. National Car Rental Systems, Inc., No. 93 Civ. 2717 (S.D.N.Y.) (the "National Car Suit") including, without limitation, all damages which may be awarded to the plaintiffs thereunder and none of such rights shall have been transferred to Omnicom, TBWA or any other person or entity pursuant to the Asset Purchase Agreement or otherwise; and (iii) the Seller shall have, or shall have caused Advertising to have, taken all actions reasonably necessary to preserve Advertising's rights in, to and under the National Car Suit prior to the Closing Date including, without limitation, making timely payment for all costs and expenses (including reasonable attorneys' fees) due and payable by it in respect of such suit.

     (b) The obligation of the Seller to sell the Shares pursuant to this Agreement is subject to the fulfillment of the following condition (which condition may not be waived by the Seller): the distribution of Omnicom Stock (as defined in the Asset Purchase Agreement) by each of Seller and Advertising contemplated by Sections 2.6 and 2.7 of the Asset Purchase Agreement shall have been completed.

     3. Assignments.This Agreement shall not be assignable, except that (i) the Purchaser may assign its rights under this Agreement, including the right to the delivery of some or all of the Shares, to any person, and (ii) the Seller may assign its rights under this Agreement, including the right to receive payment of some or all of the Purchase Price, to any person (it being understood that the Seller intends to assign such rights to the Purchase Price to TBWA pursuant to the Asset Purchase Agreement). This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their successors.

     4. Indemnification. Seller agrees to indemnify the Purchaser and Advertising and to protect, save and keep harmless the Purchaser and Advertising from, and to assume liability for, payment of all Losses (as defined in the Asset Purchase Agreement) that may be imposed on or incurred by the Purchaser or Advertising arising out of or in connection with any Retained Advertising Liabilities (as defined in the Asset Purchase Agreement).

     5. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable as are necessary for the consummation of the transactions contemplated hereby.

     6. Amendments. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Purchaser and on behalf of the Seller.


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

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                          ADELAIDE HORTON

                                             /s/ ADELAIDE HORTON
                                             ----------------------------------



                                          CHIAT/DAY HOLDINGS, INC.


                                          By:/S/ IRA MATATHIA
                                             -----------------------------------
                                             Name: Ira Matathia
                                             Title: Director


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